Exhibit 99.1

Lorena Guilanshah Media Relations (713) 369-8060	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN COMPLETES ACQUISITION OF TERASEN

HOUSTON, Texas, Nov. 30, 2005 – Kinder Morgan, Inc. (NYSE: KMI) today announced that it has completed its acquisition of Terasen Inc. (TSX: TER).  The transaction was announced Aug. 1, 2005, and was approved by Terasen shareholders, the British Columbia Utilities Commission, Investment Canada and others.

“We are delighted to close this transaction,” said Richard D. Kinder, chairman and CEO of Kinder Morgan.  “This acquisition combines two strong companies and is expected to produce immediate shareholder value through strong earnings and cash flow accretion, as well as provide exciting future growth opportunities.”

Kinder Morgan, Inc. is a leading North American energy transportation and distribution company with approximately 40,000 miles of natural gas and petroleum transportation pipelines, 1.1 million natural gas distribution customers and 150 terminals.  Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States.  Combined, the two companies have an enterprise value of more than $35 billion.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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